Exhibit 10.40

September 10, 2003

Ms. Laurie Torres

615 Church Street

Half Moon Bay, CA 94019

Dear Laurie:

On behalf of Protein Design Labs, Inc., I am pleased to extend to you an offer for the position of Vice President, Human Resources reporting to me, PDL’s Chief Executive Officer. Of course, your appointment as an officer of PDL is subject to approval by PDL’s Board of Directors.

The monthly salary for this position is $16,666.67  ($200,000.00/annually).  We offer our employees an attractive benefits package, including a comprehensive medical policy and dental plan, as well as life insurance coverage.

In addition, PDL is prepared to offer you a hiring bonus of $35,000, plus an additional amount to compensate you for the tax liability you will incur as a result of receipt of the bonus such that the amount you will receive shall be $35,000 (the “Bonus Amount”). Such Bonus Amount shall be payable and included with your first paycheck from PDL.  If you voluntarily terminate your employment with PDL or if your employment is involuntarily terminated for cause prior to your second anniversary with PDL, the $35,000 will be immediately due and payable to PDL as follows:

Termination prior to the first year anniversary	100% due and payable
Termination prior to the second year anniversary	50% due and payable
Termination following the second year anniversary	0% due and payable

Furthermore, in the event you move your primary residence, PDL agrees to provide you a relocation bonus of $115,000.00, plus an additional amount to compensate you for the tax liability you will incur as a result of receipt of such amount such that the amount you will receive shall be $115,000 (the “Relocation Amount”). Such Relocation Amount shall be used towards the purchase of a home in the Bay Area in closer proximity to PDL, and shall be paid only upon closing of your purchase of that home.  The Relocation Amount must be used no later than November 3, 2004.  If you voluntarily terminate your employment with PDL or if your employment is involuntarily terminated for cause prior to your second year anniversary, the $115,000 will be immediately due and payable to PDL as follows:

Termination prior to the first year anniversary	100% due and payable
Termination prior to the second year anniversary	50% due and payable
Termination following the second year anniversary	0% due and payable

Finally, in addition to our salary and benefits packages, I am pleased to offer to you options to purchase 105,000 shares of Protein Design Labs Common Stock under a PDL stock option plan.  This offer is subject to the approval of the Board of Directors (or an appropriate committee of the Board) and your execution of our standard Stock Option Agreement.  The options will vest over four years, with one-fourth of the options vesting after one year of employment and the remainder vesting in equal monthly increments over the remaining three years.  The exercise price will be equal to the fair market value of the stock at the close of the market on the date you join PDL.

For purposes of federal immigration law, you will be required to provide PDL documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us within three (3) business days of your date of hire.

As a Protein Design Labs employee, you are free to resign at any time, just as Protein Design Labs is free to terminate your employment at any time, with or without cause.

To indicate your acceptance of our offer, please sign and date one copy of this letter in the space provided below and return it to Kurt Eggimann, in the enclosed envelope by the date indicated below.  PDL agrees to not make public, without prior authorization from you, your acceptance of this offer.  This letter, along with an agreement relating to proprietary rights between you and PDL, sets forth the terms of your employment with PDL and supersedes any prior representations or agreements, whether written or oral.  This letter may not be modified or amended except by a written agreement, signed by PDL and by you.

We are very excited at the prospect of your joining Protein Design Labs as a key contributor starting November 3, 2003. This offer will remain open until September 15, 2003, at which time it will expire if not previously accepted.

Sincerely,

/s/ Mark McDade	/s/ Laurie Torres
Mark McDade	Laurie Torres
Chief Executive Officer
9/12/2003
Date